FOR IMMEDIATE RELEASE

                                                                         November 5, 2003

                                                                 Contact:
                                                                 John B. Woodlief
                                                                 Vice President - Finance
                                                                  and Chief Financial Officer
                                                                  704-372-5404

Ruddick Corporation Reports Fiscal 2003 Fourth Quarter and Annual Results

CHARLOTTE, N.C.- November 5, 2003--Ruddick Corporation (NYSE:RDK) today reported that consolidated sales for the fiscal fourth quarter ended September 28, 2003 rose 1.6% to $676.1 million from $665.2 million in the comparable prior year period. For the fiscal year ended September 28, 2003, sales of $2.72 billion were 3.0% above the $2.64 billion for the prior fiscal year. The increase in sales during the quarter, and fiscal year, was attributable to sales increases at the Harris Teeter supermarket subsidiary resulting from new store sales and comparable store sales increases. The Company's American & Efird ("A&E") textile subsidiary experienced sales declines during the quarter and fiscal year.

The Company reported consolidated net income of $16.4 million, or $0.35 per diluted share, in the fourth fiscal quarter of 2003 compared to $16.3 million, or $0.35 per diluted share in the prior year fourth quarter. For fiscal 2003 consolidated net income was $59.9 million, or $1.29 per diluted share, compared to $52.0 million, or $1.12 per diluted share, for fiscal 2002.

The fourth quarter and annual results of fiscal 2003 included a $580,000 pre-tax charge ($360,000 after tax benefits, or $0.01 per diluted share), related to the previously announced planned closing of A&E's thread yarn spinning plant in Maiden, NC expected to occur in December 2003. Fiscal 2002 results included $7.8 million pre-tax exit and impairment charges ($4.8 million after tax benefits, or $0.10 per diluted share), related to the consolidation of two industrial thread dyeing and finishing operations at A&E. Fiscal 2002 results also included $710,000 ($431,000 after tax, or $0.01 per diluted share) of credits related to favorable experience of actual charges incurred compared to charges originally estimated and recorded in 2001 for the sale of 26 Harris Teeter stores.

For the fourth quarter of fiscal 2003, Harris Teeter sales rose 2.8% to $605.2 million from $588.6 million last year. The increase in sales was attributable to sales from the opening of new stores (partially offset by the closing of older stores) and a 1.61% increase in comparable store sales for the fourth quarter of fiscal 2003. For fiscal 2003, sales rose 3.5% to $2.43 billion from $2.35 billion in fiscal 2002. Comparable store sales increased 0.98% for fiscal 2003.

During fiscal 2003, Harris Teeter opened four new stores and closed seven older stores resulting in 140 stores in operation at September 28, 2003. The company currently anticipates opening six or seven new stores in fiscal 2004 and ten to twelve new stores in fiscal 2005. On a routine basis the company periodically reviews its business strategy and evaluates its existing store operations and from time to time will close or divest older or underperforming stores. It's presently anticipated that store closings related to replacement properties and lease expirations for fiscal 2004 will be slightly less than that experienced in fiscal 2003.

Operating profit at Harris Teeter of $24.4 million for the fourth quarter of fiscal 2003 increased by 4.8% from $23.3 million for the fourth quarter of fiscal 2002. For the year ended September 28, 2003 operating profit was $93.6 million, an increase of 5.5% from $88.8 million for the comparable period last year. Operating margin on sales in the fourth quarter of fiscal 2003 improved to 4.03% compared to 3.96% in the comparable prior year period. For the 2003 fiscal year, the operating margin was 3.85%, up from 3.78% in the prior year. Comparisons of the operating margin on sales was impacted by prior year pre-tax credits of $710,000 which was 0.03% of sales for fiscal 2002. Operating profit improvements were achieved primarily through the continued growth in total and comparable store sales. Additional promotional spending to drive sales and increased fringe benefit costs were offset by lower waste expense, effective cost control and lower costs associated with store closings.

Thomas W. Dickson, President and CEO of Ruddick commented that, "Same store sales gains -- up 0.98% for the year and up 1.61% for the fourth quarter -- outpaced an industry which faced increased competition and significant pressure on sales. We continue to be focused on providing our customers with a superior shopping experience in terms of value, quality and customer service. The ongoing success of our Harris Teeter Rancher(TM) beef program, for instance, highlights the value that our customers place on receiving the highest quality fresh foods."

A&E's sales of $70.9 million in the fourth quarter of fiscal 2003 decreased 7.4% from the $76.6 million for the same quarter last year. A&E's sales of $293.1 million for fiscal 2003 decreased 0.5% from the prior year when sales were $294.5 million. During the fourth quarter of fiscal 2003, operating profit of $2.3 million decreased from $7.7 million during the comparable quarter of fiscal 2002. For the year ended September 28, 2003, operating profit was $13.6 million compared to $12.5 million recorded in the prior year period. As discussed above, the annual operating profit of A&E was reduced by a $580,000 pre-tax charge in fiscal 2003 and $7.8 million of pre-tax charges in fiscal 2002 due to the U.S. manufacturing consolidations.

A&E's operating margin in the fourth quarter of fiscal 2003 deteriorated significantly from a year ago primarily as a result of reduced sales volume and underutilization of operating capacity. Reflecting the continuing decline in domestic demand, Ruddick announced on October 1, 2003 the planned closing in December 2003 of its thread yarn spinning plant in Maiden, NC. As a result of this plant closing, a pre-tax charge of $580,000 relating to impairment charges was recorded in the Company's fourth quarter of fiscal 2003, and additional severance related charges are expected to be recorded in its first quarter of fiscal 2004. The actual severance related costs cannot be determined until the plant closing and potential employment of the Maiden plant associates at other A&E plants is complete, but the total severance related costs is not expected to exceed $500,000.

Dickson commented that, "We regret having to consolidate our U.S. manufacturing operations which resulted in the Maiden plant closing. However, as textile and apparel imports continue to rise in the U.S., many of A&E's customers have either closed or shifted their production out of the U.S." Dickson added, "Our U.S. thread spinning plants have been on inconsistent or reduced running schedules, and this consolidation will allow our remaining plants to operate more efficiently and provide better work schedules for the remaining associates."

Reflecting the shift in demand, domestic sales declined 9.4% in the fourth quarter of fiscal 2003 while foreign sales declined 5.6% compared to the same quarter last year. Foreign sales represent approximately 52% of total A&E sales for the fourth quarter and fiscal year. For fiscal 2003, domestic sales declined 10.1% with foreign sales increasing 10.5%.

Dickson commented, "As the U.S. business continues to decline, A&E's focus on increasing its presence globally continues to show progress. For the first time in A&E's history, foreign sales exceeded U.S. sales for the year. This global expansion was further evidenced during the year by our previously announced joint venture in China with Ningbo Veken Elite Group, the opening of a sales and distribution operation in Nicaragua, and with our joint venture in Bangladesh beginning construction on a new dyehouse."

Net income for the fourth quarter and fiscal 2003 was favorably impacted by $1.5 million of investment gains included with "Other Expense (Income)" in the attached "Summary of Sales and Earnings" and lower income tax expense. The decrease in income tax expense reflected the favorable settlement with the Internal Revenue Service of matters relating to prior years.

During fiscal 2003, depreciation and amortization for Ruddick on a consolidated basis totaled $77.2 million and capital expenditures totaled $73.6 million. Harris Teeter spent $25.7 million in capital expenditures during the quarter, and $64.4 million for fiscal 2003. Harris Teeter's total capital spending for fiscal 2003 decreased 3.3% from spending of $66.6 million in fiscal 2002. A&E's fiscal 2003 capital expenditures were $2.7 million in the fourth quarter and $9.2 million for the full year compared to $7.8 million for fiscal 2002. Total capital expenditures for fiscal 2004 are expected to be approximately $100 million, comprised of Harris Teeter's expected capital expenditures of approximately $90 million and A&E's expected capital expenditures of approximately $10 million.

The Company's management remains cautious in its expectations for fiscal 2004 due to the intense competition in the retail grocery segment and the continued weak business conditions in the textile and apparel segment. Further operating improvement will be dependent on the Company's ability to offset rising health care and benefit costs with additional operating efficiencies.

In the attached "Summary of Sales and Earnings," the Company has reclassified certain corporate administrative expenses of the holding company from "Other Expense (Income)" to "Selling, General and Administrative Expenses" for the current and prior year periods presented. The reclassified amounts are captioned "Corporate." Such reclassification had the effect of reducing consolidated operating profit by $1.1 million and $1.2 million for the quarters ended September 28, 2003 and September 29, 2002, respectively and $5.1 million and $7.5 million for fiscal 2003 and 2002, respectively. The reclassification had no effect on consolidated revenues, cost of sales, net income, net income per share, business segment operating profit or the financial position and cash flows of the Company.

This news release may contain forward-looking statements that involve uncertainties. A discussion of various important factors that could cause results to differ materially from those expressed in such forward-looking statements is shown in reports filed by the Company with the Securities and Exchange Commission and include: generally adverse economic and industry conditions; changes in the competitive environment; economic or political changes in countries where the Company operates; the passage of future federal, state or local regulations affecting the Company; the passage of future tax legislation, or any negative regulatory or judicial position which prevails; management's ability to predict the adequacy of the Company's liquidity to meet future requirements; changes in the Company's capital expenditures and store openings and closings; the ability to predict the required contributions to the Company's pension plan; and successful execution of initiatives designed to increase sales and profitability.

Ruddick Corporation is a holding company with two primary operating subsidiaries: Harris Teeter, Inc., a regional chain of supermarkets in six southeastern states; and American & Efird, Inc., a leading manufacturer and distributor of industrial sewing thread with global operations.

RUDDICK CORPORATION
SUMMARY OF SALES AND EARNINGS
(in thousands, except per share data)

	13 WEEKS ENDED		52 WEEKS ENDED
	September 28,	September 29,	September 28,	September 29,
	2003	2002	2003	2002
	(Unaudited)	(Unaudited)	(Unaudited)

NET SALES
Harris Teeter	$605,204	$588,558	$2,431,632	$2,349,650
American & Efird	70,943	76,649	293,107	294,548
Total	676,147	665,207	2,724,739	2,644,198

COST OF SALES
Harris Teeter	427,365	417,284	1,728,454	1,671,982
American & Efird	53,547	54,467	219,219	217,397
Total	480,912	471,751	1,947,673	1,889,379

GROSS PROFIT
Harris Teeter	177,839	171,274	703,178	677,668
American & Efird	17,396	22,182	73,888	77,151
Total	195,235	193,456	777,066	754,819

SELLING, GENERAL AND ADMINISTRATIVE EXPENSES
Harris Teeter	153,421	147,975	609,556	589,605
American & Efird	14,538	14,486	59,684	56,833
Corporate	1,146	1,188	5,134	7,466
Total	169,105	163,649	674,374	653,904

EXIT AND IMPAIRMENT CHARGES (CREDITS)
Harris Teeter	-	-	-	(710)
American & Efird	580	(35)	580	7,823
Total	580	(35)	580	7,113

OPERATING PROFIT (LOSS)
Harris Teeter	24,418	23,299	93,622	88,773
American & Efird	2,278	7,731	13,624	12,495
Corporate	(1,146)	(1,188)	(5,134)	(7,466)
Total	25,550	29,842	102,112	93,802

OTHER EXPENSE (INCOME)
Interest expense	3,040	3,121	12,385	12,568
Interest income	(512)	(293)	(1,417)	(1,360)
Investment losses (gains)	(1,936)	230	(2,419)	(11)
Minority interest	394	506	1,471	1,013
Total	986	3,564	10,020	12,210

INCOME BEFORE TAXES	24,564	26,278	92,092	81,592
INCOME TAXES	8,200	10,012	32,210	29,609
NET INCOME	$16,364	$16,266	$59,882	$51,983

WEIGHTED AVERAGE NUMBER OF SHARES OF COMMON STOCK OUTSTANDING --

Weighted Average Number of Basic Shares Outstanding	46,208	46,444	46,385	46,402
Weighted Average Number of Diluted Shares Outstanding	46,373	46,618	46,463	46,578

NET INCOME PER SHARE --
Earnings Per Share - Basic	$0.35	$0.35	$1.29	$1.12
Earnings Per Share - Diluted	$0.35	$0.35	$1.29	$1.12

DIVIDENDS DECLARED PER SHARE - Common	$0.09	$0.09	$0.36	$0.36

RUDDICK CORPORATION
CONSOLIDATED BALANCE SHEETS

(in thousands)

	September 28,	September 29,
	2003	2002
	(Unaudited)
ASSETS
CURRENT ASSETS:
Cash and Cash Equivalents	$63,222	$80,422
Temporary Investments	58,343	9,520
Accounts Receivable, Net	65,811	67,181
Inventories	214,122	224,548
Income Taxes Receivable		3,502
Other Current Assets	39,371	40,335
Total Current Assets	440,869	425,508

PROPERTY, NET	523,397	536,986

INVESTMENTS	33,706	15,185

OTHER ASSETS	69,231	61,268

Total Assets	$1,067,203	$1,038,947

LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES:
Notes Payable	$2,667	$1,813
Current Portion of Long-Term Debt	31,596	727
Dividends Payable	3,408	3,406
Accounts Payable	144,027	156,560
Income Taxes Payable	147	-
Other Accrued Liabilities	97,403	97,090
Total Current Liabilities	279,248	259,596

LONG-TERM DEBT	157,499	185,165

DEFERRED INCOME TAXES	31,589	34,952

PENSION LIABILITIES	60,808	61,499

OTHER LIABILITIES	34,036	32,052

MINORITY INTEREST	8,758	7,995

SHAREHOLDERS' EQUITY:
Capital Stock - Common	47,749	51,127
Retained Earnings	489,135	445,940
Accumulated Non-Owner Changes in Equity	(41,619)	(39,379)
Shareholders' Equity	495,265	457,688

Total Liabilities and Shareholders' Equity	$1,067,203	$1,038,947

RUDDICK CORPORATION
OPERATING STATISTICS
September 28, 2003
(Dollars in millions)

			Consolidated
	American	Harris	Ruddick
	& Efird	Teeter	Corporation

Depreciation and Amortization:
4th Quarter	$ 4.4	$ 14.2	$ 18.9
Year to Date	17.9	57.8	77.2

Capital Expenditures:
4th Quarter	$ 2.7	$ 25.7	$ 28.4
Year to Date	9.2	64.4	73.6

Harris Teeter Store Count:		Quarter	Year to Date

Beginning number of stores		139	143
Opened during the period		2	4
Closed during the period		(1)	(7)
Stores in operation at end of period		140	140

Note: Due to the activities of Ruddick's corporate headquarters, the operating statistics by subsidiary are not necessarily additive.